EXHIBIT 99.1

[LIVE NATION, INC. LOGO]

Contact:
John Vlautin Live Nation 310-867-7127 johnvlautin@livenation.com	Christine Gorham Live Nation (+44) 20 7009 3282 christinegorham@livenation.co.uk

LIVE NATION PROMOTES ALAN RIDGEWAY TO
CHIEF EXECUTIVE OFFICER OF INTERNATIONAL MUSIC

KATHY WILLARD APPOINTED CHIEF FINANCIAL OFFICER

LOS ANGELES, CA – August 23, 2007 –  Live Nation (NYSE: LYV), the world’s largest live music company, announced today that Alan Ridgeway, who has served as Chief Financial Officer of the company since 2005, has been promoted to Chief Executive Officer of the company’s International Music Division effective September 1, 2007. Mr. Ridgeway will relocate back to the company’s London offices where he will oversee all aspects of Live Nation’s growing international business, which currently operates in 16 countries outside of the United States and Canada. Mr. Ridgeway will continue to report directly to Live Nation Chief Executive Officer Michael Rapino.

Mr. Rapino commented, “From 2002 to 2005 Alan worked with me to build our International Music Division into what is now our largest and most profitable music business. As CEO of this division, Alan will provide the leadership required to continue the expansion of our successful international operations.”

Prior to becoming the Chief Financial Officer of Live Nation, Mr. Ridgeway was most recently President of the company’s European Music Division, where he oversaw 12 European markets and led the company’s expansion into new countries. As Chief Financial Officer of Live Nation, Mr. Ridgeway guided the company through its transformation from a division of Clear Channel Communications to a stand alone, publicly-traded company.

Kathy Willard has been promoted to Chief Financial Officer of Live Nation also effective September 1, 2007. Ms. Willard has worked for the company and its predecessors since 1998, where she most recently held the position of Executive Vice President and Chief Accounting Officer at Live Nation. In this role, she has worked closely with Mr. Ridgeway in establishing Live Nation’s public company infrastructure and strengthening corporate finance functions. She began her career in 1988 with Arthur Andersen and then served in other executive finance positions before joining the company.

Mr. Rapino commented, “Kathy is the ideal person to take on the role of Live Nation’s Chief Financial Officer. Not only does Kathy have an extraordinarily strong accounting skill-set and work ethic, she has a long history within the industry and with this company which will serve us well in this unique and changing music market environment.”

Carl Pernow, who was previously President of the company’s International Music Division will now serve as President Nordics, where he will oversee Live Nation’s activities in Sweden, Finland, Denmark and Norway. Thomas Johannson will remain Chairman of the International Music Division.

About Live Nation

Live Nation is the world’s largest live music company. Our mission is to inspire passion for live music around the world. We are the largest promoter of live concerts in the world, the second-largest entertainment venue management company and have a rapidly growing online presence. We create superior experiences for artists and fans, regularly producing tours for the biggest superstars in the business, including The Rolling Stones, The Police, Madonna, U2 and Coldplay. Globally, we own, operate, have booking rights for and/or have an equity interest in more than 160 venues, including House of Blues® and Fillmore® music venues and prestigious locations such as Nikon at Jones Beach in New York and London’s Wembley Arena. Our websites collectively are the second most popular entertainment/event websites in the United States, according to Nielsen//NetRatings. In addition, we also produce, promote or host theatrical, specialized motor sports and other live entertainment events. In 2006, we connected nearly 60 million fans with their favorite performers at approximately 26,000 events in 18 countries around the world. Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.”